THE CHILDREN'S INTERNET, INC. ANNOUNCES THE APPOINTMENT OF NEW PRESIDENT

  NEARING LAUNCH, THE COMPANY HAS ADDED SENIOR MANAGEMENT AND SALES EXPERIENCE

PLEASANTON, CA--(MARKET WIRE)--, 2005 -- The Children's Internet, Inc. (OTC BB:CITC.OB - News), marketers of the product ranked by PC Magazine as Editors' Choice in the category of "Kids' Browsers and Services," announced today that Bill Arnold has accepted its offer to become President, effective immediately.

"We are delighted to have a man of Bill's skills, character and commitment. He brings a history of achievement, having been President of three very successful companies prior to joining The Children's Internet, Inc.", said Ms. Sholeh Hamedani, CEO of The Children's Internet, Inc. For the past 10 months he has served us as our Investor Relations consultant, but his contributions and unbridled passion for the product have far exceeded those normally defined by that task."

"I could not be more excited about joining the team at The Children's Internet. We have the opportunity to truly make the world a better place, as the product is clearly superior to anything available today," said Bill Arnold. "And from an investor's point of view, we believe the business model is well developed and should serve as the foundation for major returns."

"We are on the verge of launching the product and want Bill's primary focus to be on sales and marketing", added Ms. Hamedani. "He has managed sales and marketing both in start-ups and in Fortune 500 companies, twice managing sales organizations in excess of 100 people. His sales and sales management experience includes national programs with companies such as IBM, Hewlett Packard, Apple, Merrill Lynch and Discovercard, meaning he is comfortable marketing and selling to senior level executives in large organizations. Additionally, his general management experience and financial background are a perfect complement as this management team moves from a development stage company to an operating company."

"I have been working with The Children's Internet in an advisory role for ten months, so I have had a unique opportunity to study this company and its people. While acknowledging the issues of their being a small company, I have never felt better about the upside in a business situation", continued Mr. Arnold. "Finally we are ready to take this product to the market, and I look forward to a series of aggressive campaigns to put The Children's Internet(R) in millions of homes across the U.S. and beyond. I would not have accepted this position had I not had the time to truly research the market and determine there is effectively nothing like this to be found. All I see in the market is well-intentioned, but stale advice and blocking and filtering products that are nothing more than fun challenges for today's tech savvy youth to break. If these products truly worked there would not be bills in Congressional committees, right this minute, trying to fix the problem. In my view we should absolutely own this space."


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About The Children's Internet, Inc:

The Children's Internet, Inc., http://www.thechildrensinternet.com is the exclusive marketer and distributor of The Children's Internet(R) membership-based service created just for kids. The Children's Internet is the most comprehensive, secure Internet service and "educational super portal" specifically designed for children, pre-school to junior high, providing them with SAFE, real-time access to the World Wide Web; access to millions of the best pre-selected, pre-approved educational and entertaining web pages accessed through a secure search engine.

About Bill Arnold:

Mr. Arnold has nearly 30 years of senior management experience in companies ranging from startups to Fortune 500 companies. After serving in senior level general management positions at U. S. Leasing International, he was president of
U. S. Portfolio Leasing when it was sold to Ford Motor Co. in 1989. Subsequently he was President of LeasePartners, Inc. until its sale to Anthem Financial, then President of MicroResources, Inc. until its sale to Broadway Seymour. Prior to joining The Children's Internet, he co-founded Crosslink Financial Communications, Inc., specializing in consulting with microcap companies with respect to issues ranging from product positioning and sales management to conveying their value proposition to Wall Street. He has a history of successful implementation of leveraged business relationships with companies such as IBM, Hewlett Packard, Merrill Lynch and Discovercard, making him highly qualified to both develop a field sales presence and negotiate and close the large scale relationships the company will pursue. Mr. Arnold has an MBA from Auburn University.

FORWARD-LOOKING STATEMENTS

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company and its present and planned business and operations. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's and management's ability to control and that actual results may differ materially from those discussed in the forward-looking statements as a result of various factors.

All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contact:
      Investor Relations:
      Bill Arnold
      bill@tcimail.net
      415.846.1340